Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2019 with respect to the consolidated financial statements of TSS, Inc. for the years ended December 31, 2018 and 2017, included in the Annual Report of TSS, Inc. on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of TSS, Inc. on Forms S-8 (File No. 333-142906, File No. 333-167688, File No. 333-183436, File No. 333-184956 and 333-207114) and on Form S-3 (File No. 333-154174).

/s/ Weaver Tidwell LLP
Austin, Texas
March 21, 2019